Exhibit 99.1

SENSOR PLATFORMS, INC.

2004 STOCK PLAN

ADOPTED ON JULY 29, 2004

(AS AMENDED THROUGH JUNE 24, 2014)

SENSOR PLATFORMS, INC. 2004 STOCK PLAN

SECTION 1. ESTABLISHMENT AND PURPOSE.

The purpose of the Plan is to offer selected persons an opportunity to acquire a proprietary interest in the success of the Company, or to increase such interest, by purchasing Shares of the Company’s Stock. The Plan provides both for the direct award or sale of Shares, the grant of Restricted Stock Units and for the grant of Options to purchase Shares. Options granted under the Plan may include Nonstatutory Options as well as ISOs intended to qualify under Section 422 of the Code.

Capitalized terms are defined in Section 12.

SECTION 2. ADMINISTRATION.

(a) Committees of the Board of Directors. The Plan may be administered by one or more Committees. Each Committee shall consist of one or more members of the Board of Directors who have been appointed by the Board of Directors. Each Committee shall have such authority and be responsible for such functions as the Board of Directors has assigned to it. If no Committee has been appointed, the entire Board of Directors shall administer the Plan. Any reference to the Board of Directors in the Plan shall be construed as a reference to the Committee (if any) to whom the Board of Directors has assigned a particular function. For clarity, on and following the closing of the acquisition of the Company by Audience, Inc., the Plan will be administered by the Compensation Committee of the Board of Directors of Audience, Inc.

(b) Authority of the Board of Directors. Subject to the provisions of the Plan, the Board of Directors shall have full authority and discretion to take any actions it deems necessary or advisable for the administration of the Plan. All decisions, interpretations and other actions of the Board of Directors shall be final and binding on all Participants, Purchasers, all Optionees and all persons deriving their rights from a Purchaser or Optionee. The Board of Directors shall have the full authority to institute and determine the terms and conditions of an Exchange Program.

SECTION 3. ELIGIBILITY.

(a) General Rule. Only Employees, Outside Directors and Consultants shall be eligible for the grant of Nonstatutory Options and Restricted Stock Units or the direct award or sale of Shares. Only Employees shall be eligible for the grant of ISOs.

(b) Ten-Percent Stockholders. A person who owns more than 10% of the total combined voting power of all classes of outstanding stock of the Company, its Parent or any of its Subsidiaries shall not be eligible for designation as an Optionee or Purchaser unless (i) the Exercise Price is at least 110% of the Fair Market Value of a Share on the date of grant, (ii) the Purchase Price (if any) is at least 100% of the Fair Market Value of a Share and (iii) in the case of an ISO, such ISO by its terms is not exercisable after the expiration of five years from the date of grant. For purposes of this Subsection (b), in determining stock ownership, the attribution rules of Section 424(d) of the Code shall be applied.

SECTION 4. STOCK SUBJECT TO PLAN.

(a) Basic Limitation Not more than 24,586,4331 Shares may be issued under the Plan (subject to Subsection (b) below and Section 8(a)). The number of Shares that are subject to Options, Restricted Stock Units or other rights outstanding at any time under the Plan shall not exceed the number of Shares that then remain available for issuance under the Plan. The Company, during the term of the Plan, shall at all times reserve and keep available sufficient Shares to satisfy the requirements of the Plan. Shares offered under the Plan may be authorized but unissued Shares or treasury Shares.

(b) Additional Shares. In the event that Shares previously issued under the Plan are reacquired by the Company, such Shares shall be added to the number of Shares then available for issuance under the Plan. In the event that an outstanding Award or other right for any reason expires or is canceled, the Shares allocable to the unexercised portion of such Option, or the unvested portion of the Award of Restricted Stock Units or other right shall be added to the number of Shares then available for issuance under the Plan.

SECTION 5. TERMS AND CONDITIONS OF AWARDS OR SALES.

(a) Stock Purchase Agreement. Each award or sale of Shares under the Plan (other than upon exercise of an Option) shall be evidenced by a Stock Purchase Agreement between the Purchaser and the Company. Such award or sale shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Purchase Agreement. The provisions of the various Stock Purchase Agreements entered into under the Plan need not be identical.

(b) Duration of Offers and Nontransferability of Rights. Any right to acquire Shares under the Plan (other than an Option or an Award of Restricted Stock Units) shall automatically expire if not exercised by the Purchaser within 30 days after the grant of such right was communicated to the Purchaser by the Company. Such right shall not be transferable and shall be exercisable only by the Purchaser to whom such right was granted.

(c) Purchase Price. The Purchase Price of Shares to be offered under the Plan shall not be less than 85% of the Fair Market Value of such Shares, and a higher percentage may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors shall determine the Purchase Price at its sole discretion. The Purchase Price shall be payable in a form described in Section 7.

[1]	As adjusted for the 1:10 reverse stock split as of August 3, 2009, reflects the original reserve of 130,197 shares approved by the Board on July 29, 2004, an increase of 250,000 shares approved by the Board on September 21, 2005, an increase of 60,000 shares approved by the Board on February 28, 2007, an increase of 50,000 shares approved by the Board on August 8, 2007, an increase of 100,000 shares approved by the Board on October 16, 2008, an increase of 6,271,336 shares approved by the Board on August 4, 2009, an increase of 11,530,105 shares approved by the Board on April 23, 2012, and an increase of 6,194,795 shares approved by the Board on May 15, 2013.

(d) Withholding Taxes. As a condition to the purchase of Shares, the Purchaser shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such purchase.

(e) Restrictions on Transfer of Shares and Minimum Vesting. Any Shares awarded or sold under the Plan shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board of Directors may determine. Such restrictions shall be set forth in the applicable Stock Purchase Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In the case of a Purchaser who is not an officer of the Company, an Outside Director or a Consultant:

(i) Any right to repurchase the Purchaser’s Shares at the original Purchase Price (if any) upon termination of the Purchaser’s Service shall lapse at least as rapidly as 20% per year over the five-year period commencing on the date of the award or sale of the Shares;

(ii) Any such right may be exercised only for cash or for cancellation of indebtedness incurred in purchasing the Shares; and

(iii) Any such right may be exercised only within 90 days after the termination of the Purchaser’s Service.

SECTION 6. TERMS AND CONDITIONS OF OPTIONS.

(a) Stock Option Agreement. Each grant of an Option under the Plan shall be evidenced by a Stock Option Agreement between the Optionee and the Company. The Option shall be subject to all applicable terms and conditions of the Plan and may be subject to any other terms and conditions which are not inconsistent with the Plan and which the Board of Directors deems appropriate for inclusion in a Stock Option Agreement. The provisions of the various Stock Option Agreements entered into under the Plan need not be identical.

(b) Number of Shares. Each Stock Option Agreement shall specify the number of Shares that are subject to the Option and shall provide for the adjustment of such number in accordance with Section 8. The Stock Option Agreement shall also specify whether the Option is an ISO or a Nonstatutory Option.

(c) Exercise Price. Each Stock Option Agreement shall specify the Exercise Price. The Exercise Price of an ISO shall not be less than 100% of the Fair Market Value of a Share on the date of grant, and a higher percentage may be required by Section 3(b). The Exercise Price of a Nonstatutory Option shall not be less than 85% of the Fair Market Value of a Share on the date of grant, and a higher percentage may be required by Section 3(b). Subject to the preceding two sentences, the Exercise Price under any Option shall be determined by the Board of Directors at its sole discretion. The Exercise Price shall be payable in a form described in Section 7.

(d) Exercisability. Each Stock Option Agreement shall specify the date when all or any installment of the Option is to become exercisable. No Option shall be exercisable unless the Optionee has delivered an executed copy of the Stock Option Agreement to the Company. In the case of an Optionee who is not an officer of the Company, an Outside Director or a Consultant, an Option shall become exercisable at least as rapidly as 20% per year over the five-year period commencing on the date of grant. Subject to the preceding sentence, the Board of Directors shall determine the exercisability provisions of the Stock Option Agreement at its sole discretion. All of an Optionee’s Options shall become exercisable in full if Section 8(b)(iv) applies.

(e) Basic Term. The Stock Option Agreement shall specify the term of the Option. The term shall not exceed 10 years from the date of grant, and a shorter term may be required by Section 3(b). Subject to the preceding sentence, the Board of Directors at its sole discretion shall determine when an Option is to expire.

(f) Termination of Service (Except by Death). If an Optionee’s Service terminates for any reason other than the Optionee’s death, then the Optionee’s Options shall expire on the earliest of the following occasions:

(i) The expiration date determined pursuant to Subsection (e) above;

(ii) The date three months after the termination of the Optionee’s Service for any reason other than Disability, or such later date as the Board of Directors may determine; or

(iii) The date six months after the termination of the Optionee’s Service by reason of Disability, or such later date as the Board of Directors may determine.

The Optionee may exercise all or part of the Optionee’s Options at any time before the expiration of such Options under the preceding sentence, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination). The balance of such Options shall lapse when the Optionee’s Service terminates. In the event that the Optionee dies after the termination of the Optionee’s Service but before the expiration of the Optionee’s Options, all or part of such Options may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s Service terminated (or became exercisable as a result of the termination) and the underlying Shares had vested before the Optionee’s Service terminated (or vested as a result of the termination).

(g) Leaves of Absence. For purposes of Subsection (f) above, Service shall be deemed to continue while the Optionee is on a bona fide leave of absence, if such leave was approved by the Company in writing and if continued crediting of Service for this purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company).

(h) Death of Optionee. If an Optionee dies while the Optionee is in Service, then the Optionee’s Options shall expire on the earlier of the following dates:

(i) The expiration date determined pursuant to Subsection (e) above; or

(ii) The date 12 months after the Optionee’s death, or such later date as the Board of Directors may determine.

All or part of the Optionee’s Options may be exercised at any time before the expiration of such Options under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired such Options directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that such Options had become exercisable before the Optionee’s death (or became exercisable as a result of the death) and the underlying Shares had vested before the Optionee’s death (or vested as a result of the Optionee’s death). The balance of such Options shall lapse when the Optionee dies.

(i) Restrictions on Transfer of Shares and Minimum Vesting. Any Shares issued upon exercise of an Option shall be subject to such special forfeiture conditions, rights of repurchase, rights of first refusal and other transfer restrictions as the Board of Directors may determine. Such restrictions shall be set forth in the applicable Stock Option Agreement and shall apply in addition to any restrictions that may apply to holders of Shares generally. In the case of an Optionee who is not an officer of the Company, an Outside Director or a Consultant:

(i) Any right to repurchase the Optionee’s Shares at the original Exercise Price upon termination of the Optionee’s Service shall lapse at least as rapidly as 20% per year over the five-year period commencing on the date of the option grant;

(ii) Any such right may be exercised only for cash or for cancellation of indebtedness incurred in purchasing the Shares; and

(iii) Any such right may be exercised only within 90 days after the later of (A) the termination of the Optionee’s Service or (B) the date of the option exercise.

(j) Transferability of Options. An Option shall be transferable by the Optionee only by (i) a beneficiary designation, (ii) a will or (iii) the laws of descent and distribution, except as provided in the next sentence. If the applicable Stock Option Agreement so provides, a Nonstatutory Option shall also be transferable by gift or domestic relations order to a Family Member of the Optionee. An ISO may be exercised during the lifetime of the Optionee only by the Optionee or by the Optionee’s guardian or legal representative.

(k) Withholding Taxes. As a condition to the exercise of an Option, the Optionee shall make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with such exercise. The Optionee shall also make such arrangements as the Board of Directors may require for the satisfaction of any federal, state, local or foreign withholding tax obligations that may arise in connection with the disposition of Shares acquired by exercising an Option.

(l) No Rights as a Stockholder. An Optionee, or a transferee of an Optionee, shall have no rights as a stockholder with respect to any Shares covered by the Optionee’s Option until such person becomes entitled to receive such Shares by filing a notice of exercise and paying the Exercise Price pursuant to the terms of such Option.

(m) Modification, Extension and Assumption of Options. Within the limitations of the Plan, the Board of Directors may modify, extend or assume outstanding Options or may accept the cancellation of outstanding Options (whether granted by the Company or another issuer) in return for the grant of new Options for the same or a different number of Shares and at the same or a different Exercise Price. The foregoing notwithstanding, no modification of an Option shall, without the consent of the Optionee, impair the Optionee’s rights or increase the Optionee’s obligations under such Option.

SECTION 7. PAYMENT FOR SHARES.

(a) General Rule. The entire Purchase Price or Exercise Price of Shares issued under the Plan shall be payable in cash or cash equivalents at the time when such Shares are purchased, except as otherwise provided in this Section 7.

(b) Surrender of Stock. At the discretion of the Board of Directors, all or any part of the Exercise Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when the Option is exercised. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Exercise Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to the Option for financial reporting purposes.

(c) Services Rendered. At the discretion of the Board of Directors, Shares may be awarded under the Plan in consideration of services rendered to the Company, a Parent or a Subsidiary prior to the award.

(d) Promissory Note. At the discretion of the Board of Directors, all or a portion of the Exercise Price or Purchase Price (as the case may be) of Shares issued under the Plan may be paid with a full-recourse promissory note. However, the par value of the Shares, if newly issued, shall be paid in cash or cash equivalents. The Shares shall be pledged as security for payment of the principal amount of the promissory note and interest thereon. The interest rate payable under the terms of the promissory note shall not be less than the minimum rate (if any) required to avoid the imputation of additional interest under the Code. Subject to the foregoing, the Board of Directors (at its sole discretion) shall specify the term, interest rate, amortization requirements (if any) and other provisions of such note.

(e) Exercise/Sale. To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

(f) Exercise/Pledge. To the extent that a Stock Option Agreement so provides, and if Stock is publicly traded, payment may be made all or in part by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company in payment of all or part of the Exercise Price and any withholding taxes.

SECTION 8. ADJUSTMENT OF SHARES.

(a) General. In the event of a subdivision of the outstanding Stock, a declaration of a dividend payable in Shares or a combination or consolidation of the outstanding Stock into a lesser number of Shares, corresponding adjustments shall automatically be made in each of (i) the number of Shares available for future grants under Section 4, (ii) the number of Shares covered by each outstanding Option and (iii) the Exercise Price under each outstanding Option. In the event of a declaration of an extraordinary dividend payable in a form other than Shares in an amount that has a material effect on the Fair Market Value of the Stock, a recapitalization, a spin-off, a reclassification or a similar occurrence, the Board of Directors at its sole discretion may make appropriate adjustments in one or more of (i) the number of Shares available for future grants under Section 4, (ii) the number of Shares covered by each outstanding Option or (iii) the Exercise Price under each outstanding Option.

(b) Mergers and Consolidations. In the event that the Company is a party to a merger or consolidation, all outstanding Options shall be subject to the agreement of merger or consolidation. Such agreement shall provide for one or more of the following:

(i) The continuation of such outstanding Options by the Company (if the Company is the surviving corporation).

(ii) The assumption of such outstanding Options by the surviving corporation or its parent in a manner that complies with Section 424(a) of the Code (whether or not such Options are ISOs).

(iii) The substitution by the surviving corporation or its parent of new options for such outstanding Options in a manner that complies with Section 424(a) of the Code (whether or not such Options are ISOs).

(iv) Full exercisability of such outstanding Options and full vesting of the Shares subject to such Options, followed by the cancellation of such Options. The full exercisability of such Options and full vesting of the Shares subject to such Options may be contingent on the closing of such merger or consolidation. The Optionees shall be able to exercise such Options during a period of not less than five full business days preceding the closing date of such merger or consolidation, unless (A) a shorter period is required to permit a timely closing of such merger or consolidation and (B) such shorter period still offers the Optionees a reasonable opportunity to exercise such Options. Any exercise of such Options during such period may be contingent on the closing of such merger or consolidation.

(v) The cancellation of such outstanding Options and a payment to the Optionees equal to the excess of (A) the Fair Market Value of the Shares subject to such Options (whether or not such Options are then exercisable or such Shares are then vested) as of the closing date of such merger or consolidation over (B) their Exercise Price. Such payment shall be made in the form of cash, cash equivalents, or securities of the surviving corporation or its parent with a Fair Market Value equal to the required amount. Such payment may be made in installments and may be deferred until the date or dates when such Options would have become exercisable or such Shares would have vested. Such payment may be subject to vesting based on the Optionee’s continuing Service, provided that the vesting schedule shall not be less favorable to the Optionee than the schedule under which such Options would have become exercisable or such Shares would have vested. If the Exercise Price of the Shares subject to such Options exceeds the Fair Market Value of such Shares, then such Options may be cancelled without making a payment to the Optionees. For purposes of this Paragraph (v), the Fair Market Value of any security shall be determined without regard to any vesting conditions that may apply to such security.

(c) Reservation of Rights. Except as provided in this Section 8, an Optionee or Purchaser shall have no rights by reason of (i) any subdivision or consolidation of shares of stock of any class, (ii) the payment of any dividend or (iii) any other increase or decrease in the number of shares of stock of any class. Any issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall not affect, and no adjustment by reason thereof shall be made with respect to, the number or Exercise Price of Shares subject to an Option. The grant of an Option pursuant to the Plan shall not affect in any way the right or power of the Company to make adjustments, reclassifications, reorganizations or changes of its capital or business structure, to merge or consolidate or to dissolve, liquidate, sell or transfer all or any part of its business or assets.

SECTION 9. SECURITIES LAW REQUIREMENTS.

(a) General. Shares shall not be issued under the Plan unless the issuance and delivery of such Shares comply with (or are exempt from) all applicable requirements of law, including (without limitation) the Securities Act of 1933, as amended, the rules and regulations promulgated thereunder, state securities laws and regulations, and the regulations of any stock exchange or other securities market on which the Company’s securities may then be traded.

(b) Financial Reports. The Company each year shall furnish to Optionees, Purchasers and stockholders who have received Stock under the Plan its balance sheet and income statement, unless such Optionees, Purchasers or stockholders are key Employees whose duties with the Company assure them access to equivalent information. Such balance sheet and income statement need not be audited.

SECTION 10.	NO RETENTION RIGHTS.

Nothing in the Plan or in any right or Option granted under the Plan shall confer upon the Purchaser or Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Purchaser or Optionee) or of the Purchaser or Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

SECTION 11.	DURATION AND AMENDMENTS.

(a) Term of the Plan. The Plan, as set forth herein, shall become effective on the date of its adoption by the Board of Directors, subject to the approval of the Company’s stockholders. If the stockholders fail to approve the Plan within 12 months after its adoption by the Board of Directors, then any grants, exercises or sales that have already occurred under the Plan shall be rescinded and no additional grants, exercises or sales shall thereafter be made under the Plan. The Plan shall terminate automatically 10 years after the later of (i) its adoption by the Board of Directors or (ii) the most recent increase in the number of Shares reserved under Section 4 that was approved by the Company’s stockholders. The Plan may be terminated on any earlier date pursuant to Subsection (b) below.

(b) Right to Amend or Terminate the Plan. The Board of Directors may amend, suspend or terminate the Plan at any time and for any reason; provided, however, that any amendment of the Plan shall be subject to the approval of the Company’s stockholders if it (i) increases the number of Shares available for issuance under the Plan (except as provided in Section 8) or (ii) materially changes the class of persons who are eligible for the grant of ISOs. Stockholder approval shall not be required for any other amendment of the Plan. If the stockholders fail to approve an increase in the number of Shares reserved under Section 4 within 12 months after its adoption by the Board of Directors, then any grants, exercises or sales that have already occurred in reliance on such increase shall be rescinded and no additional grants, exercises or sales shall thereafter be made in reliance on such increase.

(c) Effect of Amendment or Termination. No Shares shall be issued or sold under the Plan after the termination thereof, except upon exercise of an Option granted prior to such termination. The termination of the Plan, or any amendment thereof, shall not affect any Share previously issued or any Option previously granted under the Plan.

SECTION 12.	DEFINITIONS.

(a) “Award” means an award of Options or Restricted Stock Units granted under the Plan.

(b) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time.

(c) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(d) “Committee” shall mean a committee of the Board of Directors, as described in Section 2(a).

(e) “Company” shall mean Sensor Platforms, Inc., a Delaware corporation, and any successor.

(f) “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(g) “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

(h) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(i) “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of an Option, as specified by the Board of Directors in the applicable Stock Option Agreement.

(j) “Fair Market Value” shall mean the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

(k) “Family Member” shall mean (i) any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, including adoptive relationships, (ii) any person sharing the Optionee’s household (other than a tenant or employee), (iii) a trust in which persons described in Clause (i) or (ii) have more than 50% of the beneficial interest, (iv) a foundation in which persons described in Clause (i) or (ii) or the Optionee control the management of assets and (v) any other entity in which persons described in Clause (i) or (ii) or the Optionee own more than 50% of the voting interests.

(l) “ISO” shall mean an employee incentive stock option described in Section 422(b) of the Code.

(m) “Nonstatutory Option” shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

(n) “Option” shall mean an ISO or Nonstatutory Option granted under the Plan and entitling the holder to purchase Shares.

(o) “Optionee” shall mean a person who holds an Option.

(p) “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(q) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Parent on a date after the adoption of the Plan shall be considered a Parent commencing as of such date.

(r) “Plan” shall mean this Sensor Platforms, Inc. 2004 Stock Plan.

(s) “Purchase Price” shall mean the consideration for which one Share may be acquired under the Plan (other than upon exercise of an Option), as specified by the Board of Directors.

(t) “Purchaser” shall mean a person to whom the Board of Directors has offered the right to acquire Shares under the Plan (other than upon exercise of an Option).

(u) “Restricted Stock Unit” shall mean a bookkeeping entry granted pursuant to Appendix A representing an amount equivalent to one Share of Stock of the Company for purposes of determining the number of Shares subject to the award. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.

(v) “Restricted Stock Unit Agreement” shall mean the written or electronic agreement setting forth the terms and provisions applicable to the Restricted Stock Unit award granted under the Plan. The Restricted Stock Unit Agreement is subject to the terms and conditions of the Plan.

(w) “Service” shall mean service as an Employee, Outside Director or Consultant.

(x) “Share” shall mean one share of Stock, as adjusted in accordance with Section 8 (if applicable).

(y) “Stock” shall mean the Common Stock of the Company, with a par value of $0.0001 per Share.

(z) “Stock Option Agreement” shall mean the agreement between the Company and an Optionee that contains the terms, conditions and restrictions pertaining to the Optionee’s Option.

(aa) “Stock Purchase Agreement” shall mean the agreement between the Company and a Purchaser who acquires Shares under the Plan that contains the terms, conditions and restrictions pertaining to the acquisition of such Shares.

(bb) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain. A corporation that attains the status of a Subsidiary on a date after the adoption of the Plan shall be considered a Subsidiary commencing as of such date.

APPENDIX A

TO THE

SENSOR PLATFORMS, INC. 2004 STOCK PLAN

This Appendix A to the Sensor Platforms, Inc. 2004 Stock Plan shall apply to Participants who are receiving an Award of Restricted Stock Units. Capitalized terms contained herein shall have the same meanings given to them in the Plan, unless otherwise provided by this Appendix A.

Notwithstanding any provisions contained in the Plan to the contrary, the following terms shall apply to all Awards or Restricted Stock Units. In the event of a conflict with the Plan, this Appendix A shall control.

SECTION 1. DEFINITIONS

(a) “Change in Control” means the occurrence of any of the following events:

(i) A change in the ownership of the Company which occurs on the date that any one person, or more than one person acting as a group (“Person”), acquires ownership of the stock of the Company that, together with the stock held by such Person, constitutes more than fifty percent (50%) of the total voting power of the stock of the Company; provided, however, that for purposes of this subsection, the acquisition of additional stock by any one Person, who is considered to own more than fifty percent (50%) of the total voting power of the stock of the Company will not be considered a Change in Control; or

(ii) A change in the effective control of the Company which occurs on the date that a majority of members of the Board of Directors is replaced during any twelve (12) month period by directors whose appointment or election is not endorsed by a majority of the members of the Board of Directors prior to the date of the appointment or election. For purposes of this clause (ii), if any Person is considered to be in effective control of the Company, the acquisition of additional control of the Company by the same Person will not be considered a Change in Control; or

(iii) A change in the ownership of a substantial portion of the Company’s assets which occurs on the date that any Person acquires (or has acquired during the twelve (12) month period ending on the date of the most recent acquisition by such person or persons) assets from the Company that have a total gross fair market value equal to or more than fifty percent (50%) of the total gross fair market value of all of the assets of the Company immediately prior to such acquisition or acquisitions; provided, however, that for purposes of this subsection (iii), the following will not constitute a change in the ownership of a substantial portion of the Company’s assets: (A) a transfer to an entity that is controlled by the Company’s stockholders immediately after the transfer, or (B) a transfer of assets by the Company to: (1) a stockholder of the Company (immediately before the asset transfer) in exchange for or with respect to the Company’s stock, (2) an entity, fifty percent (50%) or more of the total value or voting power of which is owned, directly or indirectly, by the Company, (3) a Person, that owns, directly or indirectly, fifty percent (50%) or more of the total value or voting power of all the outstanding stock of the Company, or (4) an entity, at least fifty percent (50%) of the total value or voting power of which is owned, directly or indirectly, by a Person described in this subsection (iii)(B)(3). For purposes of this subsection (iii), gross fair market value means the value of the assets of the Company, or the value of the assets being disposed of, determined without regard to any liabilities associated with such assets.

For purposes of this definition, persons will be considered to be acting as a group if they are owners of a corporation that enters into a merger, consolidation, purchase or acquisition of stock, or similar business transaction with the Company.

Notwithstanding the foregoing, a transaction will not be deemed a Change in Control unless the transaction qualifies as a change in control event within the meaning of Code Section 409A, as it has been and may be amended from time to time, and any proposed or final Treasury Regulations and Internal Revenue Service guidance that has been promulgated or may be promulgated thereunder from time to time.

Further and for the avoidance of doubt, a transaction will not constitute a Change in Control if: (i) its sole purpose is to change the state of the Company’s incorporation, or (ii) its sole purpose is to create a holding company that will be owned in substantially the same proportions by the persons who held the Company’s securities immediately before such transaction.

(b) “Participant” shall mean a holder of an Award of Restricted Stock Units.

(c) “Service Provider” shall mean an Employee, an Outside Director or a Consultant.

SECTION 2. RESTRICTED STOCK UNITS

(a) Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Committee. After the Committee determines that it will grant Restricted Stock Units, it will advise the Participant in a Restricted Stock Unit Agreement of the terms, conditions, and restrictions related to the grant, including the number of Restricted Stock Units.

(b) Vesting Criteria and Other Terms. The Committee will set vesting criteria in its sole discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. The Committee may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment or service), or any other basis determined by the Committee in its sole discretion.

(c) Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Holder will be entitled to receive a payout as determined by the Committee. Notwithstanding the foregoing, at any time after the grant of Restricted Stock Units, the Committee, in its sole discretion, may reduce or waive any vesting criteria that must be met to receive a payout.

(d) Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) determined by the Committee and set forth in the Restricted Stock Unit Agreement. The Committee, in its sole discretion, may settle earned Restricted Stock Units in cash, Shares, or a combination of both.

(e) Cancellation. On the date set forth in the Restricted Stock Unit Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

SECTION 3. TAXES

(a) Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award of Restricted Stock Units or such earlier time as any tax withholding obligations are due, the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award of Restricted Stock Unit.

(b) Withholding Arrangements. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (x) paying cash, (y) electing to have the Company withhold otherwise deliverable cash or Shares having a fair market value equal to the minimum statutory amount required to be withheld, or (z) delivering to the Company already-owned Shares having a fair market value equal to the minimum statutory amount required to be withheld. The fair market value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.

(c) Compliance With Code Section 409A. Awards will be designed and operated in such a manner that they are either exempt from the application of, or comply with, the requirements of Code Section 409A such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A, except as otherwise determined in the sole discretion of the Committee. The Plan and each Award Agreement under the Plan is intended to meet the requirements of Code Section 409A and will be construed and interpreted in accordance with such intent, except as otherwise determined in the sole discretion of the Administrator. To the extent that an Award or payment, or the settlement or deferral thereof, is subject to Code Section 409A the Award will be granted, paid, settled or deferred in a manner that will meet the requirements of Code Section 409A, such that the grant, payment, settlement or deferral will not be subject to the additional tax or interest applicable under Code Section 409A.

SECTION 4. LEAVES OF ABSENCE/TRANSFER BETWEEN LOCATIONS.

Unless the Committee provides otherwise, vesting of Awards of Restricted Stock Units granted hereunder will be suspended during any unpaid leave of absence. A Participant will not cease to be an Employee in the case of (i) any leave of absence approved by the Company or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary.

SECTION 5. TRANSFERABILITY OF AWARDS.

Unless determined otherwise by the Committee, an Award or Restricted Stock Units may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution. If the Committee makes an Award of Restricted Stock Units transferable, such Award of Restricted Stock Units will contain such additional terms and conditions as the Committee deems appropriate.

SECTION 6. ADJUSTMENTS; MERGER OR CHANGE IN CONTROL.

(a) Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Committee, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, will adjust the number of Shares issuable pursuant to Awards of Restricted Stock Units granted under this Appendix to the Plan.

(b) Change in Control. In the event of a merger or Change in Control, each outstanding Award of Restricted Stock Units will be treated as the Committee determines, including, without limitation, that each Award of Restricted Stock Units be assumed or an equivalent right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. The Committee will not be required to treat all Awards of Restricted Stock Units similarly in the transaction.

In the event that the successor corporation does not assume or substitute for the Award of Restricted Stock Units, all restrictions on Restricted Stock Units will lapse, and, with respect to Awards of Restricted Stock Units with performance-based vesting, all performance goals or other vesting criteria will be deemed achieved at one hundred percent (100%) of target levels and all other terms and conditions met.

For the purposes of this subsection (b), an Award of Restricted Stock Units will be considered assumed if, following the Change in Control, the Award of Restricted Stock Units confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) received in the Change in Control by holders of Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Committee may, with the consent of the successor corporation, provide for the consideration to be received upon the payout of a Restricted Stock Unit, for each Share subject to such Award, to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Stock in the Change in Control.

Notwithstanding anything in this Section 6(b) to the contrary, an Award of Restricted Stock Units that vests, is earned or paid-out upon the satisfaction of one or more performance goals will not be considered assumed if the Company or its successor modifies any of such performance goals without the Participant’s consent; provided, however, a modification to such performance goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.

SENSOR PLATFORMS, INC. 2004 STOCK PLAN

NOTICE OF STOCK OPTION GRANT (WITH ACCELERATION)

You have been granted the following option to purchase shares of the Common Stock of Sensor Platforms, Inc. (the “Company”):

Name of Optionee:	«Name»

Total Number of Shares:	«TotalShares»

Type of Option:	«ISO» Incentive Stock Option (ISO)

«NSO» Nonstatutory Stock Option (NSO)

Exercise Price Per Share:	$«PricePerShare»

Date of Grant:	«DateGranted»

Date Exercisable:	This option may be exercised at any time after the Date of Grant for all or any part of the Shares subject to this option.

Vesting Commencement Date:	«VestComDate»

Vesting Schedule:	The Right of Repurchase shall lapse with respect to the first 25% of the Shares subject to this option when the Optionee completes 12 months of continuous Service after the Vesting Commencement Date. The Right of Repurchase shall lapse with respect to an additional 2.0833% of the Shares subject to this option when the Optionee completes each month of continuous Service thereafter. The Right of Repurchase may lapse on an accelerated basis under Section 7(b) of the Stock Option Agreement.

Expiration Date:	«ExpDate». This option expires earlier if the Optionee’s Service terminates earlier, as provided in Section 6 of the Stock Option Agreement.

By your signature and the signature of the Company’s representative below, you and the Company agree that this option is granted under and governed by the terms and conditions of the 2004 Stock Plan and the Stock Option Agreement, both of which are attached to and made a part of this document.

OPTIONEE:	SENSOR PLATFORMS, INC.

By:

Title:

THE OPTION GRANTED PURSUANT TO THIS AGREEMENT AND THE SHARES ISSUABLE UPON THE EXERCISE THEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.

SENSOR PLATFORMS, INC. 2004 STOCK PLAN:

STOCK OPTION AGREEMENT (WITH ACCELERATION)

SECTION 1. GRANT OF OPTION.

(a) Option. On the terms and conditions set forth in the Notice of Stock Option Grant and this Agreement, the Company grants to the Optionee on the Date of Grant the option to purchase at the Exercise Price the number of Shares set forth in the Notice of Stock Option Grant. The Exercise Price is agreed to be at least 100% of the Fair Market Value per Share on the Date of Grant (110% of Fair Market Value if Section 3(b) of the Plan applies). This option is intended to be an ISO or an NSO, as provided in the Notice of Stock Option Grant.

(b) $100,000 Limitation. Even if this option is designated as an ISO in the Notice of Stock Option Grant, it shall be deemed to be an NSO to the extent (and only to the extent) required by the $100,000 annual limitation under Section 422(d) of the Code.

(c) Stock Plan and Defined Terms. This option is granted pursuant to the Plan, a copy of which the Optionee acknowledges having received. The provisions of the Plan are incorporated into this Agreement by this reference. Capitalized terms are defined in Section 14 of this Agreement.

SECTION 2. RIGHT TO EXERCISE.

(a) Exercisability. Subject to Subsection (b) below and the other conditions set forth in this Agreement, all or part of this option may be exercised prior to its expiration at the time or times set forth in the Notice of Stock Option Grant. Shares purchased by exercising this option may be subject to the Right of Repurchase under Section 7.

(b) Stockholder Approval. Any other provision of this Agreement notwithstanding, no portion of this option shall be exercisable at any time prior to the approval of the Plan by the Company’s stockholders.

SECTION 3. NO TRANSFER OR ASSIGNMENT OF OPTION.

Except as otherwise provided in this Agreement, this option and the rights and privileges conferred hereby shall not be sold, pledged or otherwise transferred (whether by operation of law or otherwise) and shall not be subject to sale under execution, attachment, levy or similar process.

SECTION 4. EXERCISE PROCEDURES.

(a) Notice of Exercise. The Optionee or the Optionee’s representative may exercise this option by giving written notice to the Company pursuant to Section 13(c). The notice shall specify the election to exercise this option, the number of Shares for which it is being exercised and the form of payment. The person exercising this option shall sign the notice. In the event that this option is being exercised by the representative of the Optionee, the notice shall be accompanied by proof (satisfactory to the Company) of the representative’s right to exercise this option. The Optionee or the Optionee’s representative shall deliver to the Company, at the time of giving the notice, payment in a form permissible under Section 5 for the full amount of the Purchase Price.

(b) Issuance of Shares. After receiving a proper notice of exercise, the Company shall cause to be issued one or more certificates evidencing the Shares for which this option has been exercised. Such Shares shall be registered (i) in the name of the person exercising this option, (ii) in the names of such person and his or her spouse as community property or as joint tenants with the right of survivorship or (iii) with the Company’s consent, in the name of a revocable trust. In the case of Restricted Shares, the Company shall cause such certificates to be deposited in escrow under Section 7(c). In the case of other Shares, the Company shall cause such certificates to be delivered to or upon the order of the person exercising this option.

(c) Withholding Taxes. In the event that the Company determines that it is required to withhold any tax as a result of the exercise of this option, the Optionee, as a condition to the exercise of this option, shall make arrangements satisfactory to the Company to enable it to satisfy all withholding requirements. The Optionee shall also make arrangements satisfactory to the Company to enable it to satisfy any withholding requirements that may arise in connection with the vesting or disposition of Shares purchased by exercising this option.

SECTION 5. PAYMENT FOR STOCK.

(a) Cash. All or part of the Purchase Price may be paid in cash or cash equivalents.

(b) Surrender of Stock. All or any part of the Purchase Price may be paid by surrendering, or attesting to the ownership of, Shares that are already owned by the Optionee. Such Shares shall be surrendered to the Company in good form for transfer and shall be valued at their Fair Market Value on the date when this option is exercised. The Optionee shall not surrender, or attest to the ownership of, Shares in payment of the Purchase Price if such action would cause the Company to recognize compensation expense (or additional compensation expense) with respect to this option for financial reporting purposes.

(c) Exercise/Sale. All or part of the Purchase Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to a securities broker approved by the Company to sell Shares and to deliver all or part of the sales proceeds to the Company. However, payment pursuant to this Subsection (c) shall be permitted only if (i) Stock then is publicly traded and (ii) such payment does not violate applicable law.

(d) Exercise/Pledge. All or part of the Purchase Price and any withholding taxes may be paid by the delivery (on a form prescribed by the Company) of an irrevocable direction to pledge Shares to a securities broker or lender approved by the Company, as security for a loan, and to deliver all or part of the loan proceeds to the Company. However, payment pursuant to this Subsection (d) shall be permitted only if (i) Stock then is publicly traded and (ii) such payment does not violate applicable law.

SECTION 6. TERM AND EXPIRATION.

(a) Basic Term. This option shall in any event expire on the expiration date set forth in the Notice of Stock Option Grant, which date is 10 years after the Date of Grant (five years after the Date of Grant if this option is designated as an ISO in the Notice of Stock Option Grant and Section 3(b) of the Plan applies).

(b) Termination of Service (Except by Death). If the Optionee’s Service terminates for any reason other than death, then this option shall expire on the earliest of the following occasions:

(i) The expiration date determined pursuant to Subsection (a) above;

(ii) The date three months after the termination of the Optionee’s Service for any reason other than Disability; or

(iii) The date six months after the termination of the Optionee’s Service by reason of Disability.

The Optionee may exercise all or part of this option at any time before its expiration under the preceding sentence, but only to the extent that this option is exercisable for vested Shares on or before the date when the Optionee’s Service terminates. When the Optionee’s Service terminates, this option shall expire immediately with respect to the number of Shares for which this option is not yet exercisable and with respect to any Restricted Shares. In the event that the Optionee dies after termination of Service but before the expiration of this option, all or part of this option may be exercised (prior to expiration) by the executors or administrators of the Optionee’s estate or by any person who has acquired this option directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that this option was exercisable for vested Shares on or before the date when the Optionee’s Service terminated.

(c) Death of the Optionee. If the Optionee dies while in Service, then this option shall expire on the earlier of the following dates:

(i) The expiration date determined pursuant to Subsection (a) above; or

(ii) The date 12 months after the Optionee’s death.

All or part of this option may be exercised at any time before its expiration under the preceding sentence by the executors or administrators of the Optionee’s estate or by any person who has acquired this option directly from the Optionee by beneficiary designation, bequest or inheritance, but only to the extent that this option is exercisable for vested Shares on or before the Optionee’s death. When the Optionee dies, this option shall expire immediately with respect to the number of Shares for which this option is not yet exercisable and with respect to any Restricted Shares.

(d) Part-Time Employment and Leaves of Absence. If the Optionee commences working on a part-time basis, then the Company may adjust the vesting schedule set forth in the Notice of Stock Option Grant in accordance with the Company’s part-time work policy or the terms of an agreement between the Optionee and the Company pertaining to his or her part-time schedule. If the Optionee goes on a leave of absence, then the Company may adjust the vesting schedule set forth in the Notice of Stock Option Grant in accordance with the Company’s leave of absence policy or the terms of such leave. Except as provided in the preceding sentence, Service shall be deemed to continue for any purpose under this Agreement while the Optionee is on a bona fide leave of absence, if (i) such leave was approved by the Company in writing and (ii) continued crediting of Service for such purpose is expressly required by the terms of such leave or by applicable law (as determined by the Company). Service shall be deemed to terminate when such leave ends, unless the Optionee immediately returns to active work.

(e) Notice Concerning ISO Treatment. Even if this option is designated as an ISO in the Notice of Stock Option Grant, it ceases to qualify for favorable tax treatment as an ISO to the extent that it is exercised:

(i) More than three months after the date when the Optionee ceases to be an Employee for any reason other than death or permanent and total disability (as defined in Section 22(e)(3) of the Code);

(ii) More than 12 months after the date when the Optionee ceases to be an Employee by reason of permanent and total disability (as defined in Section 22(e)(3) of the Code); or

(iii) More than three months after the date when the Optionee has been on a leave of absence for 90 days, unless the Optionee’s reemployment rights following such leave were guaranteed by statute or by contract.

SECTION 7. RIGHT OF REPURCHASE.

(a) Scope of Repurchase Right. Until they vest in accordance with the Notice of Stock Option Grant and Subsection (b) below, the Shares acquired under this Agreement shall be Restricted Shares and shall be subject to the Company’s Right of Repurchase. The Company, however, may decline to exercise its Right of Repurchase or may exercise its Right of Repurchase only with respect to a portion of the Restricted Shares. The Company may exercise its Right of Repurchase only during the Repurchase Period following the termination of the Optionee’s Service. The Right of Repurchase may be exercised automatically under Subsection (d) below. If the Right of Repurchase is exercised, the Company shall pay the Optionee an amount equal to the Exercise Price for each of the Restricted Shares being repurchased.

(b) Lapse of Repurchase Right. The Right of Repurchase shall lapse with respect to the Restricted Shares in accordance with the vesting schedule set forth in the Notice of Stock Option Grant. In addition, if the Company is subject to a Change in Control before the Optionee’s Service terminates and the Optionee is subject to an Involuntary Termination within 12 months after the Change in Control, then all of the Restricted Shares shall become fully vested.

(c) Escrow. Upon issuance, the certificate(s) for Restricted Shares shall be deposited in escrow with the Company to be held in accordance with the provisions of this Agreement. Any additional or exchanged securities or other property described in Subsection (f) below shall immediately be delivered to the Company to be held in escrow. All ordinary cash dividends on Restricted Shares (or on other securities held in escrow) shall be paid directly to the Optionee and shall not be held in escrow. Restricted Shares, together with any other assets held in escrow under this Agreement, shall be (i) surrendered to the Company for repurchase upon exercise of the Right of Repurchase or the Right of First Refusal or (ii) released to the Optionee upon his or her request to the extent that the Shares have ceased to be Restricted Shares (but not more frequently than once every six months). In any event, all Shares that have ceased to be Restricted Shares, together with any other vested assets held in escrow under this Agreement, shall be released within 90 days after the earlier of (i) the termination of the Optionee’s Service or (ii) the lapse of the Right of First Refusal.

(d) Exercise of Repurchase Right. The Company shall be deemed to have exercised its Right of Repurchase automatically for all Restricted Shares as of the commencement of the Repurchase Period, unless the Company during the Repurchase Period notifies the holder of the Restricted Shares pursuant to Section 13(c) that it will not exercise its Right of Repurchase for some or all of the Restricted Shares. During the Repurchase Period, the Company shall pay to the holder of the Restricted Shares the purchase price determined under Subsection (a) above for the Restricted Shares being repurchased. Payment shall be made in cash or cash equivalents and/or by canceling indebtedness to the Company incurred by the Optionee in the purchase of the Restricted Shares. The certificate(s) representing the Restricted Shares being repurchased shall be delivered to the Company properly endorsed for transfer.

(e) Termination of Rights as Stockholder. If the Right of Repurchase is exercised in accordance with this Section 7 and the Company makes available the consideration for the Restricted Shares being repurchased, then the person from whom the Restricted Shares are repurchased shall no longer have any rights as a holder of the Restricted Shares (other than the right to receive payment of such consideration). Such Restricted Shares shall be deemed to have been repurchased pursuant to this Section 7, whether or not the certificate(s) for such Restricted Shares have been delivered to the Company or the consideration for such Restricted Shares has been accepted.

(f) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Restricted Shares shall immediately be subject to the Right of Repurchase. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Restricted Shares. Appropriate adjustments shall also be made to the price per share to be paid upon the exercise of the Right of Repurchase, provided that the aggregate purchase price payable for the Restricted Shares shall remain the same. In the event of a merger or consolidation of the Company with or into another entity or any other corporate reorganization, the Right of Repurchase may be exercised by the Company’s successor.

(g) Transfer of Restricted Shares. The Optionee shall not transfer, assign, encumber or otherwise dispose of any Restricted Shares without the Company’s written consent, except as provided in the following sentence. The Optionee may transfer Restricted Shares to one or more members of the Optionee’s Immediate Family or to a trust established by the Optionee for the benefit of the Optionee and/or one or more members of the Optionee’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Optionee transfers any Restricted Shares, then this Agreement shall apply to the Transferee to the same extent as to the Optionee.

(h) Assignment of Repurchase Right. The Board of Directors may freely assign the Company’s Right of Repurchase, in whole or in part. Any person who accepts an assignment of the Right of Repurchase from the Company shall assume all of the Company’s rights and obligations under this Section 7.

SECTION 8. RIGHT OF FIRST REFUSAL.

(a) Right of First Refusal. In the event that the Optionee proposes to sell, pledge or otherwise transfer to a third party any Shares acquired under this Agreement, or any interest in such Shares, the Company shall have the Right of First Refusal with respect to all (and not less than all) of such Shares. If the Optionee desires to transfer Shares acquired under this Agreement, the Optionee shall give a written Transfer Notice to the Company describing fully the proposed transfer, including the number of Shares proposed to be transferred, the proposed transfer price, the name and address of the proposed Transferee and proof satisfactory to the Company that the proposed sale or transfer will not violate any applicable federal or state securities laws. The Transfer Notice shall be signed both by the Optionee and by the proposed Transferee and must constitute a binding commitment of both parties to the transfer of the Shares. The Company shall have the right to purchase all, and not less than all, of the Shares on the terms of the proposal described in the Transfer Notice (subject, however, to any change in such terms permitted under Subsection (b) below) by delivery of a notice of exercise of the Right of First Refusal within 30 days after the date when the Transfer Notice was received by the Company.

(b) Transfer of Shares. If the Company fails to exercise its Right of First Refusal within 30 days after the date when it received the Transfer Notice, the Optionee may, not later than 90 days following receipt of the Transfer Notice by the Company, conclude a transfer of the Shares subject to the Transfer Notice on the terms and conditions described in the Transfer Notice, provided that any such sale is made in compliance with applicable federal and state securities laws and not in violation of any other contractual restrictions to which the Optionee is bound. Any proposed transfer on terms and conditions different from those described in the Transfer Notice, as well as any subsequent proposed transfer by the Optionee, shall again be subject to the Right of First Refusal and shall require compliance with the procedure described in Subsection (a) above. If the Company exercises its Right of First Refusal, the parties shall consummate the sale of the Shares on the terms set forth in the Transfer Notice within 60 days after the date when the Company received the

Transfer Notice (or within such longer period as may have been specified in the Transfer Notice); provided, however, that in the event the Transfer Notice provided that payment for the Shares was to be made in a form other than cash or cash equivalents paid at the time of transfer, the Company shall have the option of paying for the Shares with cash or cash equivalents equal to the present value of the consideration described in the Transfer Notice.

(c) Additional or Exchanged Securities and Property. In the event of a merger or consolidation of the Company with or into another entity, any other corporate reorganization, a stock split, the declaration of a stock dividend, the declaration of an extraordinary dividend payable in a form other than stock, a spin-off, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities, any securities or other property (including cash or cash equivalents) that are by reason of such transaction exchanged for, or distributed with respect to, any Shares subject to this Section 8 shall immediately be subject to the Right of First Refusal. Appropriate adjustments to reflect the exchange or distribution of such securities or property shall be made to the number and/or class of the Shares subject to this Section 8.

(d) Termination of Right of First Refusal. Any other provision of this Section 8 notwithstanding, in the event that the Stock is readily tradable on an established securities market when the Optionee desires to transfer Shares, the Company shall have no Right of First Refusal, and the Optionee shall have no obligation to comply with the procedures prescribed by Subsections (a) and (b) above.

(e) Permitted Transfers. This Section 8 shall not apply to (i) a transfer by beneficiary designation, will or intestate succession or (ii) a transfer to one or more members of the Optionee’s Immediate Family or to a trust established by the Optionee for the benefit of the Optionee and/or one or more members of the Optionee’s Immediate Family, provided in either case that the Transferee agrees in writing on a form prescribed by the Company to be bound by all provisions of this Agreement. If the Optionee transfers any Shares acquired under this Agreement, either under this Subsection (e) or after the Company has failed to exercise the Right of First Refusal, then this Agreement shall apply to the Transferee to the same extent as to the Optionee.

(f) Termination of Rights as Stockholder. If the Company makes available, at the time and place and in the amount and form provided in this Agreement, the consideration for the Shares to be purchased in accordance with this Section 8, then after such time the person from whom such Shares are to be purchased shall no longer have any rights as a holder of such Shares (other than the right to receive payment of such consideration in accordance with this Agreement). Such Shares shall be deemed to have been purchased in accordance with the applicable provisions hereof, whether or not the certificate(s) therefor have been delivered as required by this Agreement.

(g) Assignment of Right of First Refusal. The Board of Directors may freely assign the Company’s Right of First Refusal, in whole or in part. Any person who accepts an assignment of the Right of First Refusal from the Company shall assume all of the Company’s rights and obligations under this Section 8.

SECTION 9. LEGALITY OF INITIAL ISSUANCE.

No Shares shall be issued upon the exercise of this option unless and until the Company has determined that:

(a) It and the Optionee have taken any actions required to register the Shares under the Securities Act or to perfect an exemption from the registration requirements thereof;

(b) Any applicable listing requirement of any stock exchange or other securities market on which Stock is listed has been satisfied; and

(c) Any other applicable provision of federal, state or foreign law has been satisfied.

SECTION 10. NO REGISTRATION RIGHTS.

The Company may, but shall not be obligated to, register or qualify the sale of Shares under the Securities Act or any other applicable law. The Company shall not be obligated to take any affirmative action in order to cause the sale of Shares under this Agreement to comply with any law.

SECTION 11. RESTRICTIONS ON TRANSFER.

(a) Securities Law Restrictions. Regardless of whether the offering and sale of Shares under the Plan have been registered under the Securities Act or have been registered or qualified under the securities laws of any state, the Company at its discretion may impose restrictions upon the sale, pledge or other transfer of such Shares (including the placement of appropriate legends on stock certificates or the imposition of stop-transfer instructions) if, in the judgment of the Company, such restrictions are necessary or desirable in order to achieve compliance with the Securities Act, the securities laws of any state or any other law.

(b) Market Stand-Off. In connection with any underwritten public offering by the Company of its equity securities pursuant to an effective registration statement filed under the Securities Act, including the Company’s initial public offering, the Optionee or a Transferee shall not directly or indirectly sell, make any short sale of, loan, hypothecate, pledge, offer, grant or sell any option or other contract for the purchase of, purchase any option or other contract for the sale of, or otherwise dispose of or transfer, or agree to engage in any of the foregoing transactions with respect to, any Shares acquired under this Agreement without the prior written consent of the Company or its underwriters. Such restriction (the “Market Stand-Off’) shall be in effect for such period of time following the date of the final prospectus for the offering as may be requested by the Company or such underwriters. In no event, however, shall such period exceed 180 days. The Market Stand-Off shall in any event terminate two years after the date of the Company’s initial public offering. In the event of the declaration of a stock dividend, a spin-off, a stock split, an adjustment in conversion ratio, a recapitalization or a similar transaction affecting the Company’s outstanding securities without receipt of consideration, any new, substituted or additional securities which are by reason of such transaction distributed with respect to any Shares subject to the Market Stand-Off, or into which such Shares thereby become convertible, shall immediately be subject to the Market Stand-Off. In order to enforce the Market Stand-Off, the Company may impose stop-transfer instructions with respect to the Shares acquired under this Agreement until the end of the applicable stand-off period. The Company’s underwriters shall be beneficiaries of the agreement set forth in this Subsection (b). This Subsection (b) shall not apply to Shares registered in the public offering under the Securities Act, and the Optionee or a Transferee shall be subject to this Subsection (b) only if the directors and officers of the Company are subject to similar arrangements.

(c) Investment Intent at Grant. The Optionee represents and agrees that the Shares to be acquired upon exercising this option will be acquired for investment, and not with a view to the sale or distribution thereof.

(d) Investment Intent at Exercise. In the event that the sale of Shares under the Plan is not registered under the Securities Act but an exemption is available which requires an investment representation or other representation, the Optionee shall represent and agree at the time of exercise that the Shares being acquired upon exercising this option are being acquired for investment, and not with a view to the sale or distribution thereof, and shall make such other representations as are deemed necessary or appropriate by the Company and its counsel.

(e) Legends. All certificates evidencing Shares purchased under this Agreement shall bear the following legend:

“THE SHARES REPRESENTED HEREBY MAY NOT BE SOLD, ASSIGNED, TRANSFERRED, ENCUMBERED OR IN ANY MANNER DISPOSED OF, EXCEPT IN COMPLIANCE WITH THE TERMS OF A WRITTEN AGREEMENT BETWEEN THE COMPANY AND THE REGISTERED HOLDER OF THE SHARES (OR THE PREDECESSOR IN INTEREST TO THE SHARES). SUCH AGREEMENT GRANTS TO THE COMPANY CERTAIN RIGHTS OF FIRST REFUSAL UPON AN ATTEMPTED TRANSFER OF THE SHARES AND CERTAIN REPURCHASE RIGHTS UPON TERMINATION OF SERVICE WITH THE COMPANY. THE SECRETARY OF THE COMPANY WILL UPON WRITTEN REQUEST FURNISH A COPY OF SUCH AGREEMENT TO THE HOLDER HEREOF WITHOUT CHARGE.”

All certificates evidencing Shares purchased under this Agreement in an unregistered transaction shall bear the following legend (and such other restrictive legends as are required or deemed advisable under the provisions of any applicable law):

“THE SHARES REPRESENTED HEREBY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY NOT BE SOLD, PLEDGED, OR OTHERWISE TRANSFERRED WITHOUT AN EFFECTIVE REGISTRATION THEREOF UNDER SUCH ACT OR AN OPINION OF COUNSEL, SATISFACTORY TO THE COMPANY AND ITS COUNSEL, THAT SUCH REGISTRATION IS NOT REQUIRED.”

(f) Removal of Legends. If, in the opinion of the Company and its counsel, any legend placed on a stock certificate representing Shares sold under this Agreement is no longer required, the holder of such certificate shall be entitled to exchange such certificate for a certificate representing the same number of Shares but without such legend.

(g) Administration. Any determination by the Company and its counsel in connection with any of the matters set forth in this Section 11 shall be conclusive and binding on the Optionee and all other persons.

SECTION 12. ADJUSTMENT OF SHARES.

In the event of any transaction described in Section 8(a) of the Plan, the terms of this option (including, without limitation, the number and kind of Shares subject to this option and the Exercise Price) shall be adjusted as set forth in Section 8(a) of the Plan. In the event that the Company is a party to a merger or consolidation, this option shall be subject to the agreement of merger or consolidation, as provided in Section 8(b) of the Plan.

SECTION 13. MISCELLANEOUS PROVISIONS.

(a) Rights as a Stockholder. Neither the Optionee nor the Optionee’s representative shall have any rights as a stockholder with respect to any Shares subject to this option until the Optionee or the Optionee’s representative becomes entitled to receive such Shares by filing a notice of exercise and paying the Purchase Price pursuant to Sections 4 and 5.

(b) No Retention Rights. Nothing in this option or in the Plan shall confer upon the Optionee any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Company (or any Parent or Subsidiary employing or retaining the Optionee) or of the Optionee, which rights are hereby expressly reserved by each, to terminate his or her Service at any time and for any reason, with or without cause.

(c) Notice. Any notice required by the terms of this Agreement shall be given in writing. It shall be deemed effective upon (i) personal delivery, (ii) deposit with the United States Postal Service, by registered or certified mail, with postage and fees prepaid or (iii) deposit with Federal Express Corporation, with shipping charges prepaid. Notice shall be addressed to the Company at its principal executive office and to the Optionee at the address that he or she most recently provided to the Company in accordance with this Subsection (c).

(d) Entire Agreement. The Notice of Stock Option Grant, this Agreement and the Plan constitute the entire contract between the parties hereto with regard to the subject matter hereof. They supersede any other agreements, representations or understandings (whether oral or written and whether express or implied) which relate to the subject matter hereof.

(e) Choice of Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, as such laws are applied to contracts entered into and performed in such State.

SECTION 14. DEFINITIONS.

(a) “Agreement” shall mean this Stock Option Agreement.

(b) “Board of Directors” shall mean the Board of Directors of the Company, as constituted from time to time or, if a Committee has been appointed, such Committee.

(c) “Cause” shall mean:

(i) An unauthorized use or disclosure by the Optionee of the Company’s confidential information or trade secrets, which use or disclosure causes material harm to the Company;

(ii) A material failure by the Optionee to comply with the Company’s written policies or rules;

(iii) The Optionee’s conviction of, or plea of “guilty” or “no contest” to, a felony under the laws of the United States or any state thereof;

(iv) The Optionee’s gross misconduct; or

(v) A continued failure by the Optionee to perform assigned duties after receiving written notification of such failure from the Board of Directors.

(d) “Change in Control” shall mean (i) the consummation of a merger or consolidation of the Company with or into another entity or (ii) the dissolution, liquidation or winding up of the Company. The foregoing notwithstanding, a merger or consolidation of the Company shall not constitute a “Change in Control” if immediately after such merger or consolidation a majority of the voting power of the capital stock of the continuing or surviving entity, or any direct or indirect parent corporation of such continuing or surviving entity, will be owned by the persons who were the Company’s stockholders immediately prior to such merger or consolidation in substantially the same proportions as their ownership of the voting power of the Company’s capital stock immediately prior to such merger or consolidation.

(e) “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f) “Committee” shall mean a committee of the Board of Directors, as described in Section 2 of the Plan.

(g) “Company” shall mean Sensor Platforms, Inc., a Delaware corporation.

(h) “Consultant” shall mean a person who performs bona fide services for the Company, a Parent or a Subsidiary as a consultant or advisor, excluding Employees and Outside Directors.

(i) “Date of Grant” shall mean the date specified in the Notice of Stock Option Grant, which date shall be the later of (i) the date on which the Board of Directors resolved to grant this option or (ii) the first day of the Optionee’s Service.

(j) “Disability” shall mean that the Optionee is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment.

(k) “Employee” shall mean any individual who is a common-law employee of the Company, a Parent or a Subsidiary.

(l) “Exercise Price” shall mean the amount for which one Share may be purchased upon exercise of this option, as specified in the Notice of Stock Option Grant.

(m) “Fair Market Value” shall mean the fair market value of a Share, as determined by the Board of Directors in good faith. Such determination shall be conclusive and binding on all persons.

(n) “Immediate Family” shall mean any child, stepchild, grandchild, parent, stepparent, grandparent, spouse, sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law and shall include adoptive relationships.

(o) “Involuntary Termination” shall mean the termination of the Optionee’s Service by reason of:

(i) The involuntary discharge of the Optionee by the Company (or the Parent or Subsidiary employing him or her) for reasons other than Cause; or

(ii) The voluntary resignation of the Optionee following (A) a change in the Optionee’s position with the Company (or the Parent or Subsidiary employing him or her) that materially reduces his or her level of authority or responsibility, (B) a reduction in the Optionee’s base salary by more than 10% or (C) receipt of notice that the Optionee’s principal workplace will be relocated more than 50 miles.

(p) “ISO” shall mean an employee incentive stock option described in Section 422(b) of the Code.

(q) “Notice of Stock Option Grant” shall mean the document so entitled to which this Agreement is attached.

(r) “NSO” shall mean a stock option not described in Sections 422(b) or 423(b) of the Code.

(s) “Optionee” shall mean the person named in the Notice of Stock Option Grant.

(t) “Outside Director” shall mean a member of the Board of Directors who is not an Employee.

(u) “Parent” shall mean any corporation (other than the Company) in an unbroken chain of corporations ending with the Company, if each of the corporations other than the Company owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(v) “Plan” shall mean the Sensor Platforms, Inc. 2004 Stock Plan, as in effect on the Date of Grant.

(w) “Purchase Price” shall mean the Exercise Price multiplied by the number of Shares with respect to which this option is being exercised.

(x) “Repurchase Period” shall mean a period of 90 consecutive days commencing on the date when the Optionee’s Service terminates for any reason, including (without limitation) death or disability.

(y) “Restricted Share” shall mean a Share that is subject to the Right of Repurchase.

(z) “Right of First Refusal” shall mean the Company’s right of first refusal described in Section 8.

(aa) “Right of Repurchase” shall mean the Company’s right of repurchase described in Section 7.

(bb) “Securities Act” shall mean the Securities Act of 1933, as amended.

(cc) “Service” shall mean service as an Employee, Outside Director or Consultant.

(dd) “Share” shall mean one share of Stock, as adjusted in accordance with Section 8 of the Plan (if applicable).

(ee) “Stock” shall mean the Common Stock of the Company, with a par value of $0.0001 per Share.

(ff) “Subsidiary” shall mean any corporation (other than the Company) in an unbroken chain of corporations beginning with the Company, if each of the corporations other than the last corporation in the unbroken chain owns stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other corporations in such chain.

(gg) “Transferee” shall mean any person to whom the Optionee has directly or indirectly transferred any Share acquired under this Agreement.

(hh) “Transfer Notice” shall mean the notice of a proposed transfer of Shares described in Section 8.

SENSOR PLATFORMS, INC. 2004 STOCK PLAN

NOTICE OF STOCK OPTION EXERCISE

You must sign this Notice on Page 3 before submitting it to the Company.

OPTIONEE INFORMATION:

Name:	Social Security Number:

Address:	Employee Number:

OPTION INFORMATION:

Date of Grant:	Type of Stock Option:

Exercise Price per Share: $	☐ Nonstatutory (NSO)

Total number of shares of Common Stock of Sensor Platforms, Inc. (the “Company”) covered by option:	☐ Incentive (ISO)

EXERCISE INFORMATION:

Number of shares of Common Stock of the Company for which option is being exercised now:                     . (These shares are referred to below as the “Purchased Shares.”)

Total Exercise Price for the Purchased Shares: $

Form of payment enclosed [check all that apply]:

☐	Check for $ payable to “Sensor Platforms, Inc.”

☐	Certificate(s) for shares of Common Stock of the Company that I have owned for at least six months. (These shares will be valued as of the date this notice is received by the Company.)

☐	Attestation Form covering shares of Common Stock of the Company. (These shares will be valued as of the date this notice is received by the Company.)

Name(s) in which the Purchased Shares should be registered [please review the attached explanation of the available forms of ownership, and then check one box]:

☐	In my name only

☐	In the names of my spouse and myself as community property	My spouse’s name (if applicable):

☐	In the names of my spouse and myself as community property with the right of survivorship

☐	In the names of my spouse and myself as joint tenants with the right of survivorship

☐	In the name of an eligible revocable trust [requires Stock Transfer Agreement]	Full legal name of revocable trust:

The certificate for the Purchased Shares should be sent to the following address:

REPRESENTATIONS AND ACKNOWLEDGMENTS OF THE OPTIONEE:

1.	I represent and warrant to the Company that I am acquiring and will hold the Purchased Shares for investment for my account only, and not with a view to, or for resale in connection with, any “distribution” of the Purchased Shares within the meaning of the Securities Act of 1933, as amended (the “Securities Act”).

2.	I understand that the Purchased Shares have not been registered under the Securities Act by reason of a specific exemption therefrom and that the Purchased Shares must be held indefinitely, unless they are subsequently registered under the Securities Act or I obtain an opinion of counsel (in form and substance satisfactory to the Company and its counsel) that registration is not required.

3.	I acknowledge that the Company is under no obligation to register the Purchased Shares.

4.	I am aware of the adoption of Rule 144 by the Securities and Exchange Commission under the Securities Act, which permits limited public resales of securities acquired in a non-public offering, subject to the satisfaction of certain conditions. These conditions include (without limitation) that certain current public information about the issuer is available, that the resale occurs only after the holding period required by Rule 144 has been satisfied, that the sale occurs through an unsolicited “broker’s transaction” and that the amount of securities being sold during any three-month period does not exceed specified limitations. I understand that the conditions for resale set forth in Rule 144 have not been satisfied and that the Company has no plans to satisfy these conditions in the foreseeable future.

5.	I will not sell, transfer or otherwise dispose of the Purchased Shares in violation of the Securities Act, the Securities Exchange Act of 1934, or the rules promulgated thereunder, including Rule 144 under the Securities Act.

6.	I acknowledge that I have received and had access to such information as I consider necessary or appropriate for deciding whether to invest in the Purchased Shares and that I had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the issuance of the Purchased Shares.

7.	I am aware that my investment in the Company is a speculative investment that has limited liquidity and is subject to the risk of complete loss. I am able, without impairing my financial condition, to hold the Purchased Shares for an indefinite period and to suffer a complete loss of my investment in the Purchased Shares.

8.	I acknowledge that the Purchased Shares remain subject to the Company’s right of first refusal and the market stand-off (sometimes referred to as the “lock-up”) and may remain subject to the Company’s right of repurchase at the exercise price, all in accordance with the applicable Notice of Stock Option Grant and Stock Option Agreement.

9.	I acknowledge that I am acquiring the Purchased Shares subject to all other terms of the Notice of Stock Option Grant and Stock Option Agreement.

10.	I acknowledge that I have received a copy of the Company’s explanation of the forms of ownership available for my Purchased Shares. I acknowledge that the Company has encouraged me to consult my own adviser to determine the form of ownership that is appropriate for me. In the event that I choose to transfer my Purchased Shares to a trust, I agree to sign a Stock Transfer Agreement. In the event that I choose to transfer my Purchased Shares to a trust that does not satisfy the requirements described in the attached explanation (i.e. a trust that is not an eligible revocable trust), I also acknowledge that the transfer will be treated as a “disposition” for tax purposes. As a result, the favorable ISO tax treatment will be unavailable and other unfavorable tax consequences may occur.

11.	I acknowledge that I have received a copy of the Company’s explanation of the federal income tax consequences of an option exercise. I acknowledge that the Company has encouraged me to consult my own adviser to determine the tax consequences of acquiring the Purchased Shares at this time.

12.	I acknowledge that my option is exempt from section 409A of the Internal Revenue Code only if the exercise price per share is at least equal to the fair market value per share of the Company’s Common Stock at the time the option was granted by the Company’s Board of Directors. Since shares of the Company’s Common Stock are not traded on an established securities market, the determination of their fair market value was made by the Company’s Board of Directors or by an independent appraisal firm retained by the Company. I understand that there is no guarantee in either case that the Internal Revenue Service will agree with the valuation, and I will not make any claim against the Company or its Board of Directors, officers or employees in the event that the Internal Revenue Service takes the position that the valuation was too low.

13.	I agree to seek the consent of my spouse to the extent required by the Company to enforce the foregoing.

SIGNATURE	DATE

Form of RSU Agreement

SENSOR PLATFORMS, INC.

2004 STOCK PLAN

RESTRICTED STOCK UNIT AWARD AGREEMENT

Unless otherwise defined herein, the terms defined in the Sensor Platforms, Inc. 2004 Stock Plan, including Appendix A thereto (the “Plan”) will have the same defined meanings in this Notice of Restricted Stock Unit Grant (the “Notice of Grant”) and Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A (together, the “Award Agreement”).

NOTICE OF RESTRICTED STOCK UNIT GRANT

Participant Name:

Address:

You have been granted the right to receive an Award of Restricted Stock Units, subject to the terms and conditions of the Plan and this Award Agreement, as follows:

Grant Number

Date of Grant

Vesting Commencement Date

Number of Restricted Stock Units

Vesting Schedule:

Subject to any acceleration provisions contained in the Plan or set forth below, the Restricted Stock Units will vest in accordance with the following schedule:

[INSERT VESTING SCHEDULE]

In the event Participant ceases to be a Service Provider for any or no reason before Participant vests in the Restricted Stock Units, the Restricted Stock Units and Participant’s right to acquire any Shares hereunder will immediately terminate.

By Participant’s signature and the signature of the representative of Sensor Platforms, Inc. and any successory (the “Company”) below, Participant and the Company agree that this Award of Restricted Stock Units is granted under and governed by the terms and conditions of the Plan and this Award Agreement, including the Terms and Conditions of Restricted Stock Unit Grant, attached hereto as Exhibit A, all of which are made a part of this document. Participant has reviewed the Plan and this Award Agreement in their entirety, has had an opportunity to obtain the advice of counsel prior to executing this Award Agreement and fully understands all provisions of the Plan and Award Agreement. Participant hereby agrees to accept as binding, conclusive and final all decisions or interpretations of the Committee upon any questions relating to the Plan and Award Agreement. Participant further agrees to notify the Company upon any change in the residence address indicated below.

PARTICIPANT:	SENSOR PLATFORMS, INC.

Signature	By

Print Name	Title

Residence Address:

EXHIBIT A

TERMS AND CONDITIONS OF RESTRICTED STOCK UNIT GRANT

1. Grant. The Company hereby grants to the individual named in the Notice of Grant (the “Participant”) under the Plan an Award of Restricted Stock Units, subject to all of the terms and conditions in this Award Agreement and the Plan, which is incorporated herein by reference. Subject to Section 11(c) of the Plan, in the event of a conflict between the terms and conditions of the Plan and the terms and conditions of this Award Agreement, the terms and conditions of the Plan will prevail.

2. Company’s Obligation to Pay. Each Restricted Stock Unit represents the right to receive a Share on the date it vests. Unless and until the Restricted Stock Units will have vested in the manner set forth in Section 3, Participant will have no right to payment of any such Restricted Stock Units. Prior to actual payment of any vested Restricted Stock Units, such Restricted Stock Units will represent an unsecured obligation of the Company, payable (if at all) only from the general assets of the Company. Any Restricted Stock Units that vest in accordance with Sections 3 or 4 will be paid to Participant (or in the event of Participant’s death, to his or her estate) in whole Shares, subject to Participant satisfying any applicable tax withholding obligations as set forth in Section 7. Subject to the provisions of Section 4, such vested Restricted Stock Units shall be paid in whole Shares as soon as practicable after vesting, but in each such case within the period sixty (60) days following the vesting date. In no event will Participant be permitted, directly or indirectly, to specify the taxable year of the payment of any Restricted Stock Units payable under this Award Agreement.

3. Vesting Schedule. Except as provided in Section 4, and subject to Section 5, the Restricted Stock Units awarded by this Award Agreement will vest in accordance with the vesting provisions set forth in the Notice of Grant. Restricted Stock Units scheduled to vest on a certain date or upon the occurrence of a certain condition will not vest in Participant in accordance with any of the provisions of this Award Agreement, unless Participant will have been continuously a Service Provider from the Date of Grant until the date such vesting occurs.

4. Committee Discretion. The Committee, in its discretion, may accelerate the vesting of the balance, or some lesser portion of the balance, of the unvested Restricted Stock Units at any time, subject to the terms of the Plan. If so accelerated, such Restricted Stock Units will be considered as having vested as of the date specified by the Committee. The payment of Shares vesting pursuant to this Section 4 shall in all cases be paid at a time or in a manner that is exempt from, or complies with, Section 409A.

Notwithstanding anything in the Plan or this Award Agreement to the contrary, if the vesting of the balance, or some lesser portion of the balance, of the Restricted Stock Units is accelerated in connection with Participant’s termination as a Service Provider (provided that such termination is a “separation from service” within the meaning of Section 409A, as determined by the Company), other than due to death, and if (x) Participant is a “specified employee” within the meaning of Section 409A at the time of such termination as a Service Provider and (y) the payment of such accelerated Restricted Stock Units will result in the imposition of additional tax under Section 409A if paid to Participant on or within the six (6)

month period following Participant’s termination as a Service Provider, then the payment of such accelerated Restricted Stock Units will not be made until the date six (6) months and one (1) day following the date of Participant’s termination as a Service Provider, unless the Participant dies following his or her termination as a Service Provider, in which case, the Restricted Stock Units will be paid in Shares to the Participant’s estate as soon as practicable following his or her death. It is the intent of this Award Agreement that it and all payments and benefits hereunder be exempt from, or comply with, the requirements of Section 409A so that none of the Restricted Stock Units provided under this Award Agreement or Shares issuable thereunder will be subject to the additional tax imposed under Section 409A, and any ambiguities herein will be interpreted to be so exempt or so comply. Each payment payable under this Award Agreement is intended to constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b)(2). For purposes of this Award Agreement, “Section 409A” means Section 409A of the Code, and any final Treasury Regulations and Internal Revenue Service guidance thereunder, as each may be amended from time to time.

5. Forfeiture upon Termination of Status as a Service Provider. Notwithstanding any contrary provision of this Award Agreement, the balance of the Restricted Stock Units that have not vested as of the time of Participant’s termination as a Service Provider for any or no reason and Participant’s right to acquire any Shares hereunder will immediately terminate.

6. Death of Participant. Any distribution or delivery to be made to Participant under this Award Agreement will, if Participant is then deceased, be made to Participant’s designated beneficiary, or if no beneficiary survives Participant, the administrator or executor of Participant’s estate. Any such transferee must furnish the Company with (a) written notice of his or her status as transferee, and (b) evidence satisfactory to the Company to establish the validity of the transfer and compliance with any laws or regulations pertaining to said transfer.

7. Withholding of Taxes. Notwithstanding any contrary provision of this Award Agreement, no certificate representing the Shares will be issued to Participant, unless and until satisfactory arrangements (as determined by the Committee) will have been made by Participant with respect to the payment of income, employment and other taxes which the Company determines must be withheld with respect to such Shares. The Committee, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit or require Participant to satisfy such tax withholding obligation, in whole or in part (without limitation) by (a) paying cash, (b) electing to have the Company withhold otherwise deliverable Shares having a Fair Market Value equal to the minimum amount required to be withheld, (c) delivering to the Company already vested and owned Shares having a Fair Market Value equal to the amount required to be withheld, or (d) selling a sufficient number of such Shares otherwise deliverable to Participant through such means as the Company may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. To the extent determined appropriate by the Company in its discretion, it will have the right (but not the obligation) to satisfy any tax withholding obligations by reducing the number of Shares otherwise deliverable to Participant and, until determined otherwise by the Company or irrevocably elected out of by Participant (as described below), this will be the method by which such tax withholding obligations are satisfied. Participant may elect, pursuant to any procedures as the Committee may establish from time to time, to satisfy any tax withholding obligations by paying cash and any such election will be irrevocable and will serve as the Participant’s method of satisfying tax withholding with respect to any award under the Plan or otherwise. An irrevocable election described in the previous sentence must occur in all cases no later than ninety (90) days following the Date of Grant (the “Deadline”). If an election is not made prior to the Deadline, then tax withholding obligations will be satisfied by reducing the number of Shares otherwise deliverable to Participant. If Participant fails to make satisfactory arrangements for the payment of any required tax withholding obligations hereunder at the time any applicable Restricted Stock Units otherwise are scheduled to vest pursuant to Sections 3 or 4 or tax withholding obligations related to Restricted Stock Units otherwise are due, Participant will permanently forfeit such Restricted Stock Units and any right to receive Shares thereunder and the Restricted Stock Units will be returned to the Company at no cost to the Company.

8. Rights as Stockholder. Neither Participant nor any person claiming under or through Participant will have any of the rights or privileges of a stockholder of the Company in respect of any Shares deliverable hereunder unless and until certificates representing such Shares will have been issued, recorded on the records of the Company or its transfer agents or registrars, and delivered to Participant. After such issuance, recordation and delivery, Participant will have all the rights of a stockholder of the Company with respect to voting such Shares and receipt of dividends and distributions on such Shares.

9. No Guarantee of Continued Service. PARTICIPANT ACKNOWLEDGES AND AGREES THAT THE VESTING OF THE RESTRICTED STOCK UNITS PURSUANT TO THE VESTING SCHEDULE HEREOF IS EARNED ONLY BY CONTINUING AS A SERVICE PROVIDER AT THE WILL OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) AND NOT THROUGH THE ACT OF BEING HIRED, BEING GRANTED THIS AWARD OF RESTRICTED STOCK UNITS OR ACQUIRING SHARES HEREUNDER. PARTICIPANT FURTHER ACKNOWLEDGES AND AGREES THAT THIS AWARD AGREEMENT, THE TRANSACTIONS CONTEMPLATED HEREUNDER AND THE VESTING SCHEDULE SET FORTH HEREIN DO NOT CONSTITUTE AN EXPRESS OR IMPLIED PROMISE OF CONTINUED ENGAGEMENT AS A SERVICE PROVIDER FOR THE VESTING PERIOD, FOR ANY PERIOD, OR AT ALL, AND WILL NOT INTERFERE IN ANY WAY WITH PARTICIPANT’S RIGHT OR THE RIGHT OF THE COMPANY (OR THE PARENT OR SUBSIDIARY EMPLOYING OR RETAINING PARTICIPANT) TO TERMINATE PARTICIPANT’S RELATIONSHIP AS A SERVICE PROVIDER AT ANY TIME, WITH OR WITHOUT CAUSE.

10. Address for Notices. Any notice to be given to the Company under the terms of this Award Agreement will be addressed to the Company at such other address as the Company may hereafter designate in writing.

11. Grant is Not Transferable. Except to the limited extent provided in Section 6, this grant and the rights and privileges conferred hereby will not be transferred, assigned, pledged or hypothecated in any way (whether by operation of law or otherwise) and will not be subject to sale under execution, attachment or similar process. Upon any attempt to transfer, assign, pledge, hypothecate or otherwise dispose of this grant, or any right or privilege conferred hereby, or upon any attempted sale under any execution, attachment or similar process, this grant and the rights and privileges conferred hereby immediately will become null and void.

12. Binding Agreement. Subject to the limitation on the transferability of this grant contained herein, this Award Agreement will be binding upon and inure to the benefit of the heirs, legatees, legal representatives, successors and assigns of the parties hereto.

13. Additional Conditions to Issuance of Stock. If at any time the Company will determine, in its discretion, that the listing, registration, qualification or rule compliance of the Shares upon any securities exchange or under any state, federal or foreign law, the tax code and related regulations or the consent or approval of any governmental regulatory authority is necessary or desirable as a condition to the issuance of Shares to Participant (or his or her estate) hereunder, such issuance will not occur unless and until such listing, registration, qualification, rule compliance, consent or approval will have been completed, effected or obtained free of any conditions not acceptable to the Company. Where the Company determines that the delivery of the payment of any Shares will violate federal securities laws or other applicable laws, the Company will defer delivery until the earliest date at which the Company reasonably anticipates that the delivery of Shares will no longer cause such violation. The Company will make all reasonable efforts to meet the requirements of any such state, federal or foreign law or securities exchange and to obtain any such consent or approval of any such governmental authority or securities exchange.

14. Plan Governs. This Award Agreement is subject to all terms and provisions of the Plan. In the event of a conflict between one or more provisions of this Award Agreement and one or more provisions of the Plan, the provisions of the Plan will govern. Capitalized terms used and not defined in this Award Agreement will have the meaning set forth in the Plan.

15. Committee Authority. The Committee will have the power to interpret the Plan and this Award Agreement and to adopt such rules for the administration, interpretation and application of the Plan as are consistent therewith and to interpret or revoke any such rules (including, but not limited to, the determination of whether or not any Restricted Stock Units have vested). All actions taken and all interpretations and determinations made by the Committee in good faith will be final and binding upon Participant, the Company and all other interested persons. No member of the Committee will be personally liable for any action, determination or interpretation made in good faith with respect to the Plan or this Award Agreement.

16. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Restricted Stock Units awarded under the Plan or future Restricted Stock Units that may be awarded under the Plan by electronic means or request Participant’s consent to participate in the Plan by electronic means. Participant hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.

17. Captions. Captions provided herein are for convenience only and are not to serve as a basis for interpretation or construction of this Award Agreement.

18. Agreement Severable. In the event that any provision in this Award Agreement will be held invalid or unenforceable, such provision will be severable from, and such invalidity or unenforceability will not be construed to have any effect on, the remaining provisions of this Award Agreement.

19. Modifications to the Agreement. This Award Agreement constitutes the entire understanding of the parties on the subjects covered. Participant expressly warrants that he or she is not accepting this Award Agreement in reliance on any promises, representations, or inducements other than those contained herein. Modifications to this Award Agreement or the Plan can be made only in an express written contract executed by a duly authorized officer of the Company. Notwithstanding anything to the contrary in the Plan or this Award Agreement, the Company reserves the right to revise this Award Agreement as it deems necessary or advisable, in its sole discretion and without the consent of Participant, to comply with Section 409A or to otherwise avoid imposition of any additional tax or income recognition under Section 409A in connection to this Award of Restricted Stock Units.

20. Amendment, Suspension or Termination of the Plan. By accepting this Award, Participant expressly warrants that he or she has received an Award of Restricted Stock Units under the Plan, and has received, read and understood a description of the Plan. Participant understands that the Plan is discretionary in nature and may be amended, suspended or terminated by the Company at any time.

21. Governing Law. This Award Agreement will be governed by the laws of California without giving effect to the conflict of law principles thereof. For purposes of litigating any dispute that arises under this Award of Restricted Stock Units or this Award Agreement, the parties hereby submit to and consent to the jurisdiction of California, and agree that such litigation will be conducted in the courts of Santa Clara County, California, or the federal courts for the United States for the Northern District of California, and no other courts, where this Award of Restricted Stock Units is made and/or to be performed.